Exhibit 99.1
GTSI Announces Retirement of CEO Jim Leto
Scott Friedlander Named to Succeed Leto
GTSI Provides Updates on Financial Results Estimates for 2009
HERNDON, VA. — January 20, 2010 — GTSI (R) Corp. (NASDAQ: GTSI), an enterprise IT infrastructure solutions and services provider to the government, today announced that the Board of Directors has accepted the retirement of Mr. James “Jim” J. Leto, age 66, as the Company’s Chief Executive Officer (CEO). The effective date of Mr. Leto’s retirement will be February 15, 2010, which is the end of his current contract. Mr. Leto will remain on the Board of Directors until April 21, 2010, which is the date scheduled for GTSI’s annual stockholders meeting. The Board appointed, Scott Friedlander, age 49, as GTSI’s Chief Executive Officer and President upon the effectiveness of Mr. Leto’s retirement as Chief Executive Officer. Mr. Friedlander has been GTSI’s President and Chief Operating Officer (COO) since November 2007.
“We have accomplished a great deal over the past four years,” said Leto. “From the first days I joined GTSI, I knew it was a special place because of the men and women that loyally support our government customers. We have much to be proud of in the past few years. We have emerged from financial distress, we have become a best place to work and our financial results have improved significantly. I am, without reservations, handing the baton to Scott and know that he and GTSI’s outstanding management team will build upon the solid foundation GTSI enjoys today. I will be cheering them on every step of the way.”
Mr. Leto will continue serving GTSI as an employee until May 31, 2010, and thereafter as a consultant until December 31, 2010, pursuant to a transition agreement.
Based on preliminary results, it is expected that GTSI will have growth in its earnings before taxes for the year ended December 31, 2009 that exceeds the planned growth of 20% growth in earnings before taxes for 2009 that the company announced in November 2009. Additional details on the results of the fourth quarter and year-end results for 2009 will be available in the first part of March 2010 in a press release and during an investor conference call.
“The initial financial results are heartening as our strategy and execution in the fourth quarter and for the year appear to have delivered strong results,” said John Toups, GTSI’s Chairman of the Board. “Jim developed the plan to put GTSI on a path of profitability and he gave this management team the mandate to execute on that strategic imperative. We are grateful for Jim’s service and look forward to working with him as a consultant to GTSI in several areas, including shareholder relations and capital investment activities. The Board has tremendous confidence in Scott’s abilities and look forward to his leading GTSI.”
As part of GTSI’s human capital management plan, the company has placed significant emphasis on succession planning and executive training as an integral part of its strategic activities.

Prior to Mr. Friedlander’s appointment as President and COO in November 2007, he held numerous other executive leadership positions at GTSI beginning in November 2001. Before joining GTSI, he spent 19 years with Xerox Corporation in positions of ascending responsibility, culminating as Vice President/General Manager of Public Sector Operations for North America Solutions Group. Mr. Friedlander holds a BS Degree in Finance from the University of Maryland, College Park, Smith School of Business.
About GTSI Corp.
GTSI Corp. provides a Technology Lifecycle Management (TLM) approach to IT infrastructure solutions delivered through industry-leading professional and financial services. GTSI employs a proactive, strategic methodology that streamlines technology lifecycle management, from initial assessment to acquisition, implementation, refresh, and disposal. TLM allows customers to implement solutions quickly and cost-effectively. GTSI’s certified engineers and project managers leverage strategic partnerships with technology innovators. These experts use proven, repeatable processes to design, deploy, manage, and support simple to complex solutions, to meet client’s current and future requirements and business objectives. GTSI is headquartered in Northern Virginia, outside of Washington, D.C. and was named as one of “Best Places to Work” in 2009. Further information about the Company is available at www.GTSI.com.
Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management — including, but not limited to, those relating to revenue, margins, operating results and net income, and the effect of new contracts and lender agreements, as well as new vendor relationships — may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are those listed in the Company’s most recent annual report on Form 10-K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.
GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.
GTSI Contact:
Paul Liberty
Vice President, Corporate Affairs & Investor Relations
703.502.2540
paul.liberty@gtsi.com